Exhibit 99

General Electric Company
Financial Measures That Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. Specifically, we have referred to:

•	organic revenue growth for continuing operations in the three months ended September 30, 2006

•	delinquency rates on certain financing receivables of the Commercial Finance and GE Money segments

The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

Organic Revenue Growth - Continuing Operations - Restated

	Three months ended September 30
(In millions)	2006 (Restated)	2005 (Restated)	% change

GE consolidated continuing revenues as reported	$40,693	$36,639	11%
Less the effects of:
Acquisitions, business dispositions (other than dispositions of businesses acquired for investment) and currency
exchange rates	1,646	757
The GECS commercial paper interest rate swap adjustment	(163)	271
GE consolidated continuing revenues excluding
the effects of acquisitions, business dispositions
(other than dispositions of businesses
acquired for investment), currency exchange
rates and the GECS commercial paper
interest rate swap adjustment (organic revenues)	$39,210	$35,611	10%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our third quarter 2006 continuing operations revenue growth without the effects of acquisitions, business dispositions and currency exchange rates and the GECS commercial paper interest rate swap adjustment.

(1)

Delinquency Rates on Certain Financing Receivables

Commercial Finance

	At
	9/30/06(a)	12/31/05	9/30/05

Managed	1.33%	1.31%	1.24%
Off-book	0.59	0.76	0.78
On-book	1.55	1.53	1.43

GE Money

	At
	9/30/06(a)	12/31/05	9/30/05

Managed	5.14%	5.08%	5.23%
Off-book	5.50	5.28	5.10
On-book	5.11	5.07	5.23

(a)	Subject to update.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. Further, investors use such information, including the results of both the on-book and securitized portfolios, which are relevant to our overall performance.

(2)